UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 29, 2022

ANNOVIS BIO, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39202	26-2540421
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1055 Westlakes Drive, Suite 300
Berwyn, PA 19312

(Address of Principal Executive Offices, and Zip Code)

(610) 727-3913

Registrant’s Telephone Number, Including Area Code

                       Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ANVS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 29, 2022, the Board of Directors of Annovis Bio, Inc. (the “Company”) appointed Henry Hagopian III, age 54, as Chief Financial Officer of the Company, effective immediately, to replace Jeffrey McGroarty. Mr. McGroarty will leave the Company to pursue other interests.

Since February 2021, Mr. Hagopian has served as the Senior Vice President, Finance and Treasurer of Organogenesis Holdings, Inc. (Nasdaq: ORGO), a leading regenerative medicine company focused the development, manufacturing and sale of products for the advanced wound care, and surgical and sports medicine market. From October 2007 until January 2021, Mr. Hagopian served in various other positions of increasing responsibility with Organogenesis. Prior to joining Organogenesis, Mr. Hagopian served in various roles in corporate accounting, financial reporting, treasury operations, financial planning & analysis, and investor relations with Circor International, Inc., Stratus Technologies and Lucent Technologies. Mr. Hagopian received both an MBA and an MS in Accounting from the Carroll Graduate School of Management at Boston College and a BS in Economics and Finance, Summa cum laude, from the Silberman College of Business at Farleigh Dickinson University.

In connection with his appointment, on August 29, 2022, the Company entered into an Offer Letter with Mr. Hagopian (the “Offer Letter”), which provides for an annual base salary of $375,000, subject to annual adjustment. Mr. Hagopian will also be eligible for an annual cash incentive bonus based on individual and company-wide performance criteria established by the Compensation Committee of the Company’s Board of Directors. Mr. Hagopian’s target annual cash incentive bonus is 35% of his base salary. For fiscal 2022, Mr. Hagopian will be eligible to receive the full amount of his cash incentive bonus.

Mr. Hagopian will also receive a grant of stock options to purchase 120,000 shares of the Company’s common stock with an exercise price of $11.55. The stock options will vest one-third on the twelve month anniversary of the grant date and the remaining two-thirds will vest in eight consecutive quarterly installments beginning the fifteenth month after August 29, 2022, and will vest in full upon a Change of Control (as defined in the Company’s 2019 Equity Incentive Plan), with vesting conditioned on continued employment on the applicable vesting dates. Mr. Hagopian will also be eligible to participate in all employee benefit plans and programs generally available to the Company’s employees, including the Company’s medical plans, and four weeks of paid time off each year.

In the event Mr. Hagopian’s employment is terminated by the Company for any reason other than Cause (as defined in the Offer Letter), he will be entitled to receive (i) six months of his then-current annual base salary, (ii) either (A) an amount equal to the projected amount of his annual target bonus for the calendar year in which his employment termination occurs, prorated for the number of days he was employed during such calendar year, or (B) if his employment terminates at or within nine months following a Change of Control (as defined in the Company’s 2019 Equity Incentive Plan), an amount equal to the projected amount of his annual target bonus for the calendar year in which his employment termination occurs (without proration), and (iii) continued payment of the employer share of the premium for him to continue participation in the Company’s group health benefits under COBRA until the earlier of six months after his employment termination or the date he is eligible for health benefits through another employer.

The foregoing description of the Offer Letter is a summary only and is qualified in its entirety by reference to the full text of the Offer Letter, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

There are no transactions between Mr. Hagopian or any member of his immediate family and the Company, or any of its subsidiaries, that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission. In addition, there are no family relationships between Mr. Hagopian and any current director or executive officer of the Company.

Item 7.01	Regulation FD Disclosure

On August 29, 2022, the Company issued a press release announcing the appointment of Mr. Hagopian as Chief Financial Officer of the Company, a copy of which is attached hereto to as Exhibit 99.1.

The information furnished in this Item 7.01 and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

The Company hereby files or furnishes, as applicable, the following exhibits:

Exhibit No.	Description

10.1	Offer Letter, dated August 29, 2022, by and between the Company and Henry Hagopian III

99.1	Press Release, dated August 29, 2022 (furnished herewith)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANNOVIS BIO, INC.

Date: August 29, 2022	By:	/s/ Maria Maccecchini
		Name:	Maria Maccecchini
		Title:	President and Chief Executive Officer